EXHIBIT 99.1

Chia-Lin Simmons Joins Nxt-ID as Chief Executive Officer

Oxford, CT – June 16, 2021 (GLOBE NEWSWIRE) -- NXT-ID, Inc. NASDAQ: NXTD (the “Company” or “Nxt-ID”), a provider of technology products and services for healthcare applications, announced that Chia-Lin Simmons has joined the company as Chief Executive Officer and a member of the Board of Directors, effective June 14, 2021. Ms. Simmons will report to the Company’s Board of Directors, and will be responsible for performing the services and duties customarily associated with a Chief Executive Officer position.

“We are strengthening our management team as we enter our next phase of growth,” said Mr. Gust, a member of the Company’s Board of Directors and the Chair of its Compensation Committee. “Chia-Lin has extensive executive leadership experience with technology companies. Under her leadership, we can again consider new growth initiatives.”

“I am very excited to be joining the NXT-ID team” said Ms. Simmons. “This is a pivotal development phase for the company. I look forward to working with the Board and the rest of the team to capitalize on the opportunity for significant growth.”

Chia-Lin Simmons has over 26 years of experience as an executive for technology companies, with a background in mobility, digital, marketing and investments, corporate finance, law, and strategic planning. Most recently, she served as Chief Executive Officer and co-founder of LookyLoo, Inc., an AI social commerce company. Ms. Simmons also currently serves as a member of the Board of Directors for Servco Pacific Inc., a global automotive and consumer goods company with businesses in mobility, automotive distribution and sales, and entertainment, and for New Energy Nexus, an international organization that supports clean energy entrepreneurs with funds, accelerators and networks.

Before co-founding and serving as Chief Executive Officer of LookyLoo, Inc., Ms. Simmons served as Head of Global Partner Marketing at Google Play, prior to which, she served as VP of Marketing & Content for Harman International.

Ms. Simmons received her B.A. in Communications, Magna cum Laude and Phi Beta Kappa, from the University of California, San Diego in 1995. She also received her M.B.A. from Cornell University in 2002, and her J.D. from George Mason University in 2005; she is currently a licensed attorney in the State of New York.

On June 14, 2021, in connection with Ms. Simmons’s appointment as the Company’s Chief Executive Officer, Ms. Simmons was granted shares of restricted stock of the Company equal to 5% of the shares of common stock of the Company issued and outstanding on such date (the “Shares”) as an inducement material to Ms. Simmons entering into employment with the Company. The Shares were approved by the compensation committee of the Company’s Board of Directors and granted outside of the Company’s 2017 Stock Incentive Plan and 2013 Long-Term Stock Incentive Plan in accordance with Nasdaq Listing Rule 5635(c)(4). In connection with the award of Shares, Ms. Simmons and the Company have entered into a Restricted Stock Award Agreement, which agreement contemplates the Shares vesting over a 48-month period commencing on June 14, 2021. One fourth of such Shares will vest on June 14, 2022. Thereafter, 1/36 of the Shares will vest on the first day of each subsequent month until all Shares have vested.

About Nxt-ID, Inc.

Nxt-ID, Inc. (NASDAQ: NXTD) provides technology products and services for healthcare applications. The Company has extensive experience in access control, biometric and behavior-metric identity verification, security and privacy, encryption and data protection, payments, miniaturization, sensor technologies and healthcare applications. Through its subsidiary, LogicMark LLC, Nxt-ID is a manufacturer and distributor of non-monitored and monitored personal emergency response systems sold through dealers and distributors and the United States Department of Veterans Affairs. Learn more about Nxt-ID at www.nxt-id.com.  For Nxt-ID corporate information contact: info@nxt-id.com.

Forward-Looking Statements for Nxt-ID

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company's business strategy.

The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Such risks and uncertainties include, among other things, our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the Company's ability to implement its long range business plan for various applications of its technology; the Company's ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company's technology; the Company’s ability to maintain its Nasdaq listing for its common stock; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the SEC.

Media Contact:

Chia-Lin Simmons, CEO
investors@nxt-id.com